Discovery, Inc.

December 15, 2021

As you know, Discovery, Inc. (the “Company”) has previously granted you one or more stock options to purchase shares of the Company’s Series A common stock (each, an “Option” and together, the “Options”) pursuant to the Discovery Communications, Inc. 2013 Incentive Plan, as amended and restated from time to time (the “Plan”) and has issued a Nonqualified Stock Option Grant Agreement evidencing each Option (each, an “Option Agreement”).

We are pleased to inform you that on December 1, 2021, the Compensation Committee of the Company’s Board of Directors approved an amendment to your outstanding Options to provide for certain enhanced acceleration benefits, as set forth below.
(1)If your employment is terminated without Cause (as defined in the Option Agreement) during a calendar year before an Option is fully exercisable and the termination does not constitute a Retirement (as defined in the Option Agreement, and in which case your Option would accelerate in full), your Option will be treated as remaining outstanding and continuing to vest over the longer of (a) 90 days following the date of your termination and (b) the period over which you receive base salary severance payments from the Company (subject to certain outside limits as reflected in the Option Expiration provisions in the Option Agreement amendment below).
(2)The definition of “Retirement” in the Option Agreement has been amended to provide that termination of your employment may qualify as a Retirement if your employment ends for any reason other than Cause, your death or Disability at a point at which you are at least 55 (rather than 60, which is the current age in your Option Agreement) and you have provided at least ten years of service to the Company.

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December 15, 2021

To evidence these changes and to have the terms incorporated into your Option Agreements, including the provisions relating to the expiration of your Options, each Option Agreement shall be amended as described below.
In accordance with Section 11.7(b) of the Plan, Sections 1, 2, and 3 of each Option Agreement will be deleted and Sections will be replaced with the following:
1. Option Exercisability. While your Option remains in effect under the Option Expiration section, below, you may exercise any exercisable portions of the Option (and buy the Option Shares) under the timing rules of this section.

The Option will become exercisable on the schedule provided in the Cover Letter to this Grant Agreement, assuming you remain employed (or serve as a member of the Company’s Board of Directors (the “Board”)) through each Exercisability Date. Any fractional shares will be carried forward to the following Exercisability Date, unless the Compensation Committee of the Board (the “Committee”) selects a different treatment. For purposes of this Grant Agreement, employment with the Company will include employment with any Subsidiary whose employees are then eligible to receive Awards under the Plan (provided that a later transfer of employment to an ineligible Subsidiary will not terminate employment unless the Committee determines otherwise).

Exercisability will accelerate fully on your Retirement, or, while you are employed (or serving as a member of the Company’s Board), your Disability or death. If the Company terminates your employment and, if applicable, your service on the Board without Cause during a calendar year before the Option is fully exercisable and such termination does not constitute a Retirement, the Option shall remain or become exercisable over time as though you remained working through any Exercisability Dates occurring during the period that is the greater of 90 days after the date of termination and the period over which you receive base salary severance payments from the Company pursuant to an applicable employment or severance agreement plan or policy, if any (the “Additional Vesting Period”).

“Cause” has the meaning provided in Section 11.2(b) of the Plan. “Disability” has the meaning provided in Section 2.1 of the Plan. “Retirement” means your employment and, if applicable, board service ends for any reason other than Cause, your death or your Disability at a point at which (i) you are at least age 55 and (ii) you have been employed by the Company (or served as a member of the Company’s Board), any of its current or future Subsidiaries or Affiliates, or Discovery Communications, LLC for at least ten years, where your period of service is determined using the Company’s Prior Employment Service Policy or a successor policy chosen by the Committee. Acceleration upon Retirement does not apply in countries subject to the EU Directive on Discrimination.

Your employment or service with the Company will be treated as terminating through a resignation that does not qualify for treatment applicable to terminations without Cause if either (i) the entity that employs you ceases to qualify as a Subsidiary because of its sale, distribution, or other disposition to an unrelated entity or (ii) because the entity that employs you sold a substantial portion of its assets and your employment ended for any reason at or in connection with the closing of that sale, distribution, or other disposition. For the avoidance of doubt, however, any termination of your employment or service by reason of either of the occurrences described in (i) and (ii) of the

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immediately preceding sentence may nevertheless qualify for treatment applicable to terminations upon Retirement.

2. Change in Control. Notwithstanding the Plan’s provisions, if an Approved Transaction, Control Purchase, or Board Change (each a “Change in Control”) occurs before the Option is fully exercisable and while you remain employed by the Company (or serve as a member of the Board) (without reference to the Additional Vesting Period, above), the Option will only have accelerated exercisability as a result of the Change in Control if within 12 months after the Change in Control, the Company terminates your employment without Cause, or, if you are a party to an employment agreement with the Company or a Subsidiary that permits you to resign for Good Reason, you resign for Good Reason.

“Good Reason” has the meaning provided in your employment agreement with the Company (or a Subsidiary), if any.

The Committee reserves its ability under Section 11.1(b) of the Plan to vary this treatment if the Committee determines there is an equitable substitution or replacement award in connection with a Change in Control.

3. Option Expiration. You cannot exercise the Option after it has expired. The Option will expire no later than the close of business on the Term Expiration Date. Unexercisable portions of the Option expire immediately when you cease to be employed (unless you are concurrently remaining or becoming a member of the Board, or unless the Company terminates your employment without Cause, as specified above). If the Company terminates your employment for Cause, the Option will immediately expire without regard to whether it is then exercisable.

Exercisable portions of the Option remain exercisable until the first to occur of the following (the “Final Exercise Date”), each as defined further in the Plan or the Grant Agreement, and then immediately expire:

•Immediately upon termination of employment by the Company for Cause
•The 30th day after your employment (or directorship) ends if you resign other than on Retirement (including resignation for Good Reason, if applicable) (the “30-Day Period”
•The 90th day after the Additional Vesting Period ends (the “90-Day Period”)
•For death, Disability, or Retirement, the first anniversary of the date employment ends. If you die during the 30-Day Period or the 90-day period after employment ends, the first anniversary of the date employment ends will be substituted for the end of the 30-Day Period or the 90-Day Period, as applicable.
•The Term Expiration Date

The Committee can override the expiration provisions of this Grant Agreement, such as in connection with a Change in Control.

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To the extent not expressly amended hereby, each Option Agreement shall remain in full force and effect. As you will not receive a new Option Agreement, please keep a copy of this letter, which shall serve as an amendment to each of your Option Agreements, for your records.
    If you have any questions, please reach out to Jamie Roark, Manager of Stock Plan Administration.

Very truly yours,

Discovery, Inc.

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